                                                                    EXHIBIT 4.03

                             STOCKHOLDERS' AGREEMENT


        This Stockholders' Agreement (the "AGREEMENT") is made and entered into as of December __, 1998, by and among CBS Broadcasting Inc., a New York corporation ("CBS"), and Data Broadcasting Corporation, a Delaware corporation ("DBC") (hereinafter referred to collectively as the "STOCKHOLDERS" and each singly as "STOCKHOLDER"), MarketWatch.com, Inc., a Delaware corporation (the "COMPANY"), and Marketwatch.Com LLC, a Delaware limited liability company (the "LLC").


                                    RECITALS

        WHEREAS, the parties hereto are parties to a Merger Agreement, dated as of the date hereof, pursuant to which the LLC will be merged with and into the Company for the purpose of operating the business of the LLC in a corporate form (the "MERGER");

        WHEREAS, as a result of the Merger, the LLC will cease to exist, however, the parties hereto desire to enter into this Stockholders' Agreement;

        WHEREAS, the parties hereto also desire to amend certain provisions of the Contribution Agreement (the "CONTRIBUTION AGREEMENT") dated as of October 29, 1997, between the Stockholders and the LLC;

        NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby, intending to be legally bound by the terms hereof, agree as follows:


1. CERTAIN DEFINITIONS.

        1.1 BUSINESS. The term "BUSINESS" means, collectively the Internet-based business and financial news and information service offered by the Company, which includes, without limitation, the businesses conducted with the assets contributed to the Company by DBC pursuant to the Contribution Agreement as such businesses may be expanded or otherwise changed from time to time by the Company.

        1.2 BUSINESS DAY. The term "BUSINESS DAY" means a day that is not a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to be closed.

        1.3 COMMON STOCK. The term "COMMON STOCK" means the Common Stock, $0.01 par value per share of the Company.

        1.4 CONVERTIBLE SECURITIES. The term "CONVERTIBLE SECURITIES" mean any securities convertible into or exchangeable for Voting Securities or any options, warrants or other rights exercisable to acquire Voting Securities.

        1.5 INITIAL PERCENTAGE. The term "INITIAL PERCENTAGE" means the percentage of then Total Voting Power of the Company represented by the Voting Securities held by a Stockholder at the time of the consummation of the Company's initial public offering.

        1.6 OFFERED SECURITIES. The term "OFFERED SECURITIES" means all Securities proposed to be Transferred by a Stockholder or, if applicable, an affiliate of a Stockholder.

        1.7 PERSON. The term "PERSON" means any natural person, legal entity, or other organized group of persons or entities. (All pronouns, whether personal or impersonal, which refer to Person include natural persons and other Persons).

        1.8 SECURITIES. The term "SECURITIES" shall mean Voting Securities and Convertible Securities.

        1.9 TOTAL VOTING POWER. The term "TOTAL VOTING POWER" means, at any time, the total number of votes that may be cast in the election of directors of the Company at any meeting of the holders of Voting Securities held at such time for such purpose.

        1.10 TRANSFER and TRANSFERRED. The terms "TRANSFER" and "TRANSFERRED" mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignments for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except for:

                (a) any transfer of Securities by CBS or DBC to any entity controlling, controlled by or under common control with CBS or DBC, or to any entity that acquires CBS or DBC by purchase of stock or by merger or otherwise;

                (b) any transfer of Securities by a Stockholder made: (i) pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations; or (ii) pursuant to the winding up and dissolution of the Company; or

                (c) any transfer of Securities by a Stockholder pursuant to a Stockholder's exercise of such Stockholder's right of first refusal hereunder.

        1.11 VOTING POWER. The term "VOTING POWER" means, as to any Voting Security at any time, the number of votes such Voting Security is entitled to cast for directors of the Company at any meeting of the holders of Voting Securities held at such time for such purpose.

        1.12 VOTING SECURITIES. The term "VOTING SECURITIES" means the Common Stock and any other securities issued by the Company having the power to vote in the election of directors of the Company, including without limitation any securities having such power only upon the occurrence of a default or any other extraordinary contingency.

2. MANDATORY TRANSFERS.

        2.1 DBC CHANGE OF CONTROL. Notwithstanding anything herein to the contrary, and absent agreement of the Stockholders to do otherwise, CBS shall have the right (but not the obligation) in its sole discretion to purchase DBC's Securities or require that such Securities be transferred to an independent trustee, as provided in Section 2.2 within 60 days after a competitor of CBS has directly or indirectly acquired beneficial ownership of more than 30% of the outstanding shares of the common stock, or securities representing, in the aggregate, more than 30% of the voting power, of DBC (or any person controlling
DBC), or all or substantially all of DBC's assets (a "DBC CHANGE OF CONTROL"), at a time when DBC and its affiliates shall then own in the aggregate a number of shares of Common Stock equal to at least ten percent (10%) of the outstanding shares of Common Stock on the IPO Closing Date (defined below) (appropriately adjusted to reflect any stock splits, reverse stock splits, stock dividends, recapitalizations and other similar transactions occurring subsequent to the IPO Closing Date), without the prior written consent of CBS (a "TRIGGERING EVENT"). The parties hereby agree that DBC may give CBS confidential written notice of its intent to enter into an agreement which would cause a DBC Change of Control, together with a description of the party with whom DBC intends to effect such a transaction. CBS shall have twenty (20) days from receipt of such notice to respond to DBC in writing as to whether it would elect to trigger the provisions of this Section 2 with respect to such potential DBC Change of Control. If, and only if, CBS notifies DBC in writing that it would not make such election, CBS shall be deemed to have waived its right to trigger such mandatory transfer provisions with respect to such potential DBC Change of Control.

        2.2 TRANSFER OF SHARES. Upon the occurrence of a DBC Change of Control, CBS may elect one of the following within 45 days after written notice from DBC that a DBC Change of Control has occurred:

                (a) (i) CBS may offer to purchase the Securities then held by DBC and its affiliates, and DBC and its affiliates shall be required to sell to CBS, such sale to occur no later than 10 days after DBC's receipt of CBS' written offer to purchase such Securities, at a purchase price for the Securities held by DBC and its affiliates equal to the Fair Market Value of the Securities on the date of the Triggering Event.

                        (ii) Notwithstanding the foregoing provisions of Section 2.2(a)(i), if (y) any legal or regulatory requirements, including, without limitation, those imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended must be first satisfied prior to making such sale or (z) the Fair Market Value must be determined according to the terms of subsection (b) of the definition of Fair Market Value, then such sale shall be made within two days of the satisfaction of such legal requirements or of the determination of the Fair Market Value of the Securities, as applicable.

                        (iii) Upon the date that payment is made for the Securities, DBC and its affiliates will have no further rights as a holder of such Securities and DBC and its affiliates will forthwith cause all certificate(s) evidencing such Securities to be surrendered to the Company or its transfer agent for cancellation and new certificates evidencing such Securities will be promptly delivered to CBS.

                (b) CBS may require DBC to transfer all Securities then held by DBC and its affiliates to an independent trustee reasonably satisfactory to CBS, which trustee shall then dispose of such Securities formerly held by DBC and its affiliates to purchaser(s) that is/are not competitor(s) of CBS, subject to the foregoing, in such a manner as such trustee shall determine with a view to maximizing the sale price of the shares formerly held by DBC and its affiliates, while disposing of such shares as promptly as reasonably practicable. Upon such transfer, such trustee shall have sole voting and dispositive control over such Securities, DBC shall no longer be entitled to appoint any DBC Designees and all current DBC Designees shall resign from their positions as members of the Company's Board of Directors. Unless otherwise agreed in writing by CBS, any trustee appointed pursuant to this Section 2.2(b) shall be a bank or trust company incorporated or otherwise organized under the laws of the United States or a state thereof and having a combined capital and surplus of at least $100,000,000. The provisions of Article 8 of this Agreement shall not be applicable to such trustee. Any such trustee shall perform its duties upon customary terms pursuant to documentation reasonably satisfactory to CBS, it being understood and agreed that, without the prior written consent of CBS, no such trustee shall vote any Securities held by it at any meeting of the stockholders of the Company or otherwise.

                "FAIR MARKET VALUE" of the Securities shall mean (a), for any Security that is listed on a national securities exchange or authorized for trading on the National Association of Securities Dealers Nasdaq Stock Market or other automated quotation system, the average of the closing prices for the five day period ending on the date of the Triggering Event; and (b), for any other Security, such price as is determined by an appraiser chosen by the members of the Company's Board of Directors who are neither employees of the Company, CBS Designees (defined below) or DBC Designees (defined below) or otherwise affiliated with or employed by either of CBS, DBC or one of their respective affiliates (other than as serving as an independent member of the Company's Board of Directors) (the "INDEPENDENT DIRECTORS"). If there are no Independent Directors, then Fair Market Value for purposes of this Subsection (b) only, shall be determined by a panel of appraisers, one (1) chosen by CBS, one (1) chosen by DBC and the third to be chosen by the first two (2) appraisers. If the appraisers cannot reach agreement within thirty (30) days of the date of the Triggering Event, then each appraiser shall deliver its appraisal within 40 days of the Triggering Event and the appraisal which is neither the highest nor the lowest shall constitute the Fair Market Value. In the event either Stockholder fails to choose an appraiser within thirty (30) days of the date of the Triggering Event, then the appraisal of the sole appraiser shall constitute the Fair Market Value. Each party shall bear the cost of the appraiser selected by such Stockholder and the cost of the third appraiser shall be borne one-half by each Stockholder. In the event either party fails to choose an appraiser, the cost of the sole appraiser shall be borne one-half by each Stockholder.

        2.3 TERMINATION PAYMENT. Upon the termination of the Amended and Restated License dated as of the date hereof between CBS and the Company (the "AMENDED AND RESTATED LICENSE") in accordance with its terms, CBS may elect to terminate its advertising obligation under Section 1.04 of the Contribution Agreement. In the event CBS elects to exercise this termination right, CBS shall pay to the Company a cash payment in the amount of $500,000 times the number of full calendar months from the date of such termination remaining until October 2002.


3. AGREEMENT NOT TO COMPETE.


        3.1 AGREEMENT OF DBC NOT TO COMPETE. DBC understands that the Company shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and, therefore, until October 29, 2005, DBC shall not, and DBC shall not authorize or permit another Person to, without the prior written consent of the Company:


                (a) (i) sell advertising on an Internet Web site that has as its primary function and as its principal theme and format the delivering of comprehensive real-time or delayed stock quotations and financial news in the English language to consumers or (ii) use the Internet to sell real-time snap-quotes to individual subscribers or customers who pay a fee for such information ("COMPETITIVE ACTIVITIES");

                (b) solicit, recruit or hire any employees of the Business or person who has worked for the Business;

                (c) solicit or encourage any employee of the Business to leave the employment of the Business; and

                (d) disclose or furnish to anyone any confidential information relating to the Business or otherwise using such confidential information for its own benefit or the benefit of any other person.

                        The Company acknowledges that the maintenance and continued operation of the dbc.com Web site by DBC shall not be considered to be a violation of this Section 3.1 provided that dbc.com does not engage in any Competitive Activities. In addition, this Section 3.1 shall not be deemed breached as a result of the maintenance, operation, sale or transmission over the Internet of DBC's existing products, including, but not limited to, Bond Vu, BondEdge, InSite, Signal Online, and StockEdge Online.

        3.2 NON-COMPETING ACTIVITIES. The Company acknowledges and agrees that the following are either not within the express terms of the prohibitions contained in Section 3.1 or, if so, shall nevertheless be excluded from said prohibitions:

                (a) the ownership by DBC of less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities;

                (b) the ownership by DBC of less than 10% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Competitive Activities;

                (c) an Internet service or Web site that delivers general news or sports or entertainment content with a financial news segment or portion included, will not be considered to have as its primary function or as its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers;

                (d) an Internet service or Web site will not be considered to have as its primary function or as its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers solely on the basis of its providing a stock price ticker crawl line;


                (e) any activity conducted by DBC and/or its Affiliates as of December __, 1998, the execution date of this Agreement; or



                (f) any Internet services in which DBC has an interest as of December __, 1998, the execution date of this Agreement.


        3.3 AGREEMENT OF THE COMPANY NOT TO COMPETE. The Company agrees that subsequent to the date hereof through October 29, 2005 or, at such earlier time
(i) as the Amended and Restated Services Agreement has terminated, (ii) upon the occurrence of a DBC Change of Control, or (iii) at such time as DBC shall hold less than 10% of the then-outstanding Voting Securities, it will not, except through DBC, sell any product or service that offers streaming real-time stock price quotes.

        3.4 ENFORCEMENT. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedies at law would be inadequate in the case of any breach of the covenant contained in Sections 3.1 or 3.3. Therefore, the Company or DBC, as the case may be, shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenant.

        3.5 TERMINATION. The Stockholders and the Company acknowledge that the provisions of this Section 3 shall terminate and cease to apply in the event that the Company is dissolved or liquidated.


4. DBC CONTRIBUTION. DBC acknowledges that as of each of October 29, 1997 and October 29, 1998, it had contributed $1,000,000 to the LLC.


5. ASSIGNMENT OF CONTRIBUTION AGREEMENT.

        5.1 ASSIGNMENT AND ASSUMPTION. Effective immediately upon the date of this Agreement, the LLC hereby assigns, transfers, and sets over to the Company all of LLC's right, title, and interest in and to the Contribution Agreement and its rights and obligations thereunder and the Company does hereby agree to assume and does hereby assume all of the obligations and liabilities of LLC related to the Contribution Agreement.

        5.2 CONSENT OF CBS AND DBC. Each of CBS and DBC consent to the assignment and assumption provided for in Section 5.1 hereof.

6. AMENDMENTS TO CONTRIBUTION ARRANGEMENT.

        6.1 AMENDMENTS

                (a) Section 1.04 of the Contribution Agreement is hereby amended to delete the reference to "$50 million" in the fifth line thereof and insert "$30 million" therefor and by adding the CBS termination rights described in
Section 2.3 hereof.

                (b) Exhibit B to the Contribution Agreement is deleted and replaced in its entirety with the Amended and Restated License Agreement attached hereto as Exhibit 5.1(b).

                (c) Exhibit C to the Contribution Agreement is deleted and replaced in its entirety with the Amended and Restated Services Agreement attached hereto as Exhibit 5.1(c).

                (d) Exhibit D to the Contribution Agreement is amended by deleting the last sentence of paragraph 2 thereto.

        6.2 FULL FORCE. Except as expressly amended hereby, the Contribution Agreement shall remain in full force and effect, except to reflect the change of the LLC's organization from a limited liability company to a corporation as a result of the Merger.


7. DIRECTOR NOMINATION RIGHTS.

        7.1 BOARD SIZE. The Company shall maintain a Board of Directors of at least seven (7) members and shall use its best efforts to maintain a Board of Directors of nine (9) members immediately after the IPO Closing Date (defined below).

        7.2 DESIGNEE. For so long as CBS continues to own a number of Voting Securities equal to at least one percent (1%) of the Company's outstanding Voting Securities, the Company shall provide CBS, and for so long as DBC continues to own a number of Voting Securities equal to at least one percent (1%) of the outstanding Voting Securities, the Company shall provide DBC, thirty
(30) days prior written notice of any Stockholder solicitation or action relating to the election of directors. After receipt of such notice by DBC, DBC may, and after receipt of such notice by CBS, CBS may, by written notice sent to the Company within ten (10) days of receipt of such notice, request that the Company nominate, and the Company shall nominate, for election to the Company's Board of Directors (the "BOARD OF DIRECTORS"), in connection with such Stockholder solicitation or action:

                (a) one, if CBS holds a number of Voting Securities greater than or equal to one percent (1%) but less than twenty percent (20%) of the Company's outstanding Voting

Securities, two, if CBS holds a number of Voting Securities greater than or equal to twenty percent (20%) but less than thirty percent (30%) of the Company's outstanding Voting Securities, and three, if CBS holds a number of Voting Securities greater than or equal to thirty percent (30%) of the outstanding Voting Securities, candidates designated in the CBS notice, who shall be reasonably acceptable to the Company (collectively, the "CBS DESIGNEES"); and

                (b) one, if DBC holds a number of Voting Securities greater than or equal to one percent (1%) but less than twenty percent (20%) of the Company's outstanding Voting Securities, two, if DBC holds a number of Voting Securities greater than or equal to twenty percent (20%) but less than thirty percent (30%) of the outstanding Voting Securities, and three, if DBC holds a number of Company's outstanding Voting Securities greater than or equal to thirty percent (30%) of the Company's outstanding Voting Securities, candidates designated in the DBC notice, who shall be reasonably acceptable to the Company (collectively, the "DBC DESIGNEES").

        In the event that CBS or DBC shall desire to appoint CBS Designees or DBC Designees, as applicable, otherwise than in connection with a Stockholder solicitation or action relating to the election of directors, then as soon as practicable upon written notice from CBS or DBC, as applicable, the Company shall appoint the CBS Designees or DBC Designees, as applicable, to the Board of Directors.

        In the event that the size of the Company's Board of Directors is increased to a number greater than nine (9), the number of CBS and DBC Designees shall be a number equal to the product of (A) the percentage of outstanding Voting Securities held by such Stockholder times (B) the number of authorized members of the Company's Board of Directors, rounded up to the nearest whole number.

        Notwithstanding the foregoing, for so long as the Amended and Restated License remains in effect, CBS shall be entitled to select at least one CBS Designee, regardless of the number of Voting Securities held by it.

        7.3 AFFILIATES. For purposes of this Agreement, all shares held by an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT")) (each, an "AFFILIATE") of CBS or DBC, will be deemed to be owned by CBS or DBC, as applicable.

        7.4 VOTING OF SHARES.

                (a) The Company shall use its best efforts (i) to cause to be voted the shares of Voting Securities for which the Company's management or the Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the CBS Designees and DBC Designees nominated pursuant to
Section 7.2 to this Agreement; and (ii) to cause the Board of Directors to unanimously recommend to its stockholders to vote in favor of the CBS Designees and the DBC Designees.

                (b) Each of CBS and DBC shall vote the shares of Voting Securities held by it for the CBS Designees and the DBC Designees.

        7.5 VACANCIES. In the event that any CBS or DBC Designee shall cease to serve as a director of the Company for any reason, the vacancy resulting therefrom shall be filled by another CBS Designee or DBC Designee, as applicable.

        7.6 EQUAL TREATMENT. The Company shall offer the same compensation and shall provide rights and benefits of indemnity to each CBS Designee or DBC Designee as are provided to other non-employee directors, provided however, that none of the CBS Designees or DBC Designees shall be entitled to participate in the Company's proposed 1998 Directors Stock Option Plan or any other equity based plan.

8.      RIGHT OF FIRST REFUSAL.

        8.1 NOTICE. Before any Stockholder or affiliate of any Stockholder may effect any Transfer of any Securities, such Stockholder or affiliate (the "SELLING STOCKHOLDER") must give at the same time to the Company and the other Stockholder a written notice signed by the Selling Stockholder (the "SELLING STOCKHOLDER'S NOTICE") stating (a) the Selling Stockholder's bona fide intention to transfer such Offered Securities; (b) the number of Offered Securities proposed to be transferred to each proposed purchaser or other transferee ("PROPOSED TRANSFEREE"); (c) the name, address and relationship, if any, to the Selling Stockholder of each Proposed Transferee; and (d) the bona fide cash price or, in reasonable detail, other consideration, per share for which the Selling Stockholder proposes to transfer such Offered Securities to each Proposed Transferee (the "OFFERED PRICE") and the proposed time of payment and other relevant terms of the proposed sale. If such Selling Stockholder desires to effect sales into the open market pursuant to Rule 144 promulgated under the Securities Act ("OPEN MARKET SALE"), the Selling Stockholder's Notice shall also contain the closing price of the Securities on the date prior to the date of such notice which price shall constitute the Offered Price. Upon the request of the Company or the other Stockholder, the Selling Stockholder will promptly furnish to the Company and to the other Stockholder such other information as may be reasonably requested to establish that the offer and Proposed Transferee(s) are bona fide. In the event that the notice provisions of this
Section 8 make it impractical or impossible to comply with the notice provisions of Section 1 of the Registration Rights Agreement, the parties hereto agree that the notice provisions of the Registration Rights Agreement shall be modified or waived to the extent necessary so as to permit the operation of this Section 8 in conjunction with the provisions of Section 1 of the Registration Rights Agreement.

        8.2 STOCKHOLDERS' RIGHT OF FIRST REFUSAL. The non-Selling Stockholder will have a right of first refusal (the "RIGHT OF FIRST REFUSAL") to purchase any portion of the Offered Securities made available for purchase in the manner provided in this Section 8.2 unless (a) the Offered Securities are to be sold in a private sale to one purchaser, in which case the non-Selling Stockholder will only be permitted to exercise its Right of First Refusal if it purchases all of the Offered Securities, or (b) the Selling Stockholder is selling the Offered Securities through a registered offering and the quantity of Offered Securities that the non-Selling Stockholder proposes to purchase would, in the good faith opinion of the managing underwriter, jeopardize the success of the offering. In such a circumstance, the non-Selling Stockholder will only be permitted to purchase either all of the Offered Securities or such Offered Securities, if any, that would not, in the good faith opinion of the managing underwriter, jeopardize the success of such offering. If the non-Selling Stockholder desires to purchase any or all, as applicable, of the Offered Securities made available for purchase such Stockholder must give written notice within the fifteen (15) day period commencing on the date of the Selling Stockholder's Notice (the "REFUSAL PERIOD"), to the Selling Stockholder (the "PURCHASE NOTICE") and to the Company of such Stockholder's election to purchase the Offered Securities, and the number of shares and type of Offered Securities that such Stockholder desires to purchase, provided however, that in the case of a proposed Open Market Sale, the non-Selling Stockholder must give the Purchase Notice prior to 5:00 pm. Pacific time on the second Business Day after the non-Selling Stockholder receives the Purchase Notice.

        8.3 PURCHASE PRICE. The purchase price for the Offered Securities to be purchased by the non-Selling Stockholder exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 8.4 hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be the Fair Market Value of such noncash consideration.

        8.4 PAYMENT. Payment of the purchase price for Offered Securities purchased by a Stockholder exercising its Right of First Refusal will be made in cash within ten (10) days after the date of the Purchase Notice, or if any legal or regulatory requirements, including, without limitation, those imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, must be first satisfied prior to making such payment, within two (2) days after the satisfaction of such legal requirements.

        8.5 RIGHTS OF STOCKHOLDER. Upon the date that payment is made for the Offered Securities purchased by the non-Selling Stockholder pursuant to the Right of First Refusal hereunder, the Selling Stockholder will have no further rights as a holder of such Offered Securities and the Selling Stockholder will forthwith cause all certificate(s) evidencing such Offered Securities to be surrendered to the Company or its transfer agent for cancellation and new certificates evidencing such Offered Securities will be promptly delivered to the purchasing Stockholder.

        8.6 SELLING STOCKHOLDER'S RIGHT TO TRANSFER. If the non-Selling Stockholder has not elected pursuant to its Right of First Refusal to purchase all or a portion, as applicable, of the Offered Securities, the Selling Stockholder may Transfer the Offered Securities to any person named as a Proposed Transferee in the Selling Stockholder's Notice, at the Offered Price or at a higher price, provided that such transfer (a) is consummated within one hundred twenty (120) days after the date of the Selling Stockholder's Notice and
(b) is in accordance with the terms and conditions of this Agreement; provided however, that in the case of a proposed Open Market Sale, such transfers must take place within the six (6) week period following the date of the Selling Stockholder's Notice. If the Offered Stock is transferred in accordance with the terms and conditions of this Agreement to a non-affiliate, then the transferee(s) of the Offered Stock will thereafter hold such Offered Securities free of the Right of First Refusal and all other restrictions imposed by this Agreement. If the Offered Securities are not so transferred during such one hundred twenty (120) day period or such six (6) week period, as the case may be, then the Selling Stockholder will not transfer any of such Offered Stock without complying again in full with the provisions of this Agreement.

        8.7 CERTAIN TRANSFERS.

            Notwithstanding the foregoing:

                (i) If the Offered Securities will be sold by means of a registered underwritten offering, then the Selling Stockholder's Notice need not name any Proposed Transferee if such notice (x) states that the Offered Securities will be sold by means of a broadly distributed offering and (y) contains the proposed underwriter's good faith estimate of the public offering price (the "PROPOSED PUBLIC OFFERING PRICE") based on then-current market conditions. If the non-Selling Stockholder does not elect, pursuant to its Right of First Refusal, to purchase all or a portion, as applicable, of the Offered Securities at the proposed Public Offering Price, the Selling Stockholder may transfer such Offered Securities as the non-Selling Stockholder has not elected to so purchase at prices that are based on the prevailing market price for the Offered Securities at the time of the sale of such Offered Securities even if such market price is lower than the Proposed Public Offering Price.

                (ii) If the Offered Securities will be sold pursuant to block trades or other brokerage transactions, then the Selling Stockholder's Notice need not name any Proposed Transferee nor any Offered Price. If the non-Selling Stockholder does not elect, pursuant to its Right of First Refusal, to purchase all of the Offered Securities on the date of the Selling Stockholder's Notice at the closing market price for the Offered Securities on the date of the Selling Stockholder's Notice, the Selling Stockholder may transfer such Offered Securities at prices that are based on the prevailing market price in effect for the Offered Securities at the time of the sale of such Offered Securities through block trades or other brokerage transaction, even if such market price is lower than the closing market price for such Offered Securities on the date of the Selling Stockholder's Notice.

        8.8 LEGEND. Each Stockholder understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Securities by the Stockholder:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF FIRST REFUSAL AS SET FORTH IN A STOCKHOLDERS' AGREEMENT DATED AS OF ________, 1998 ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF

            THE COMPANY. SUCH RIGHT OF FIRST REFUSAL IS BINDING ON CERTAIN TRANSFEREES OF THESE SHARES.

The Company will cause such legend to be removed upon the termination of this Agreement.

        8.9 STOCK TRANSFER INSTRUCTIONS. Each Stockholder agrees, to ensure compliance with the restrictions referred to herein, that the Company may issue appropriate "stop transfer" certificates or instructions and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its records.

9. PARTICIPATION RIGHTS.

        9.1 NEW SECURITIES. If from time to time the percentage of the Total Voting Power represented by the Voting Power of all Voting Securities then owned, directly or indirectly, by a Stockholder (the "APPLICABLE PERCENTAGE") would be reduced as a result of any issuance of Voting Securities by the Company or could be reduced as a result of any issuance of Convertible Securities by the Company (in either case, whether for cash, property or otherwise and, such securities are referred to herein as "NEW SECURITIES"), the Company shall so notify the Stockholder in writing not less than ten (10) Business Days prior to the proposed date of any such issuance and shall offer to sell to the Stockholder, and, if such offer is accepted in writing by (x) if such issuance is made pursuant to an underwriting or private placement purchase agreement, the second Business Day prior to the date of execution of any such agreement (it being understood that the Company will give the Stockholder at least four (4) Business Day's prior notice of such date of execution) or (y) if such issuance is not made pursuant to such an agreement, the fifth (5th) Business Day prior to the proposed date of such issuance, the Company shall sell to the Stockholder that portion of the Voting Securities or Convertible Securities to be issued which would result in such Stockholder's Applicable Percentage immediately prior to such issuance equaling the Stockholder's Applicable Percentage in effect immediately prior to such issuance (assuming, in the case of Convertible Securities, the conversion, exchange or exercise at such time of all Convertible Securities), or any lesser portion of the Voting Securities or Convertible Securities to be issued in such issuance as may be designated by the Stockholder, in either case at a price per share or other trading unit of such Voting Securities or Convertible Securities, as the case may be, equal to the price per share or other trading unit of such Voting Securities or Convertible Securities, as the case may be, to be received by the Company in such issuance, less any underwriting discounts and commissions (the "PURCHASE PRICE"), and otherwise on the same terms as may be applicable to such issuance; provided, however, that a Stockholder shall not be entitled to purchase such Voting Securities or Convertible Securities from the Company pursuant to this Section
9.1 to the extent that such purchase would cause such Stockholder to own, directly or indirectly, Voting Securities representing an aggregate Voting Power in excess of a percentage of the Total Voting Power of the Company equal to the Initial Percentage after giving effect to the proposed issuance; provided, further, however, that the preceding provisions shall not apply to issuances of:

                (a) up to an aggregate of 1,500,000 shares of the Company's Common Stock (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to incentive agreements or plans approved by the Board of Directors of the Company, such number of shares being subject to proportional adjustment to reflect subdivisions, combinations and stock dividends affecting the number of outstanding shares of such stock; or

                (b) securities offered by the Company in its initial public offering pursuant to a registration statement filed under the Securities Act; or

                (c) up to an aggregate of 500,000 shares of the Company's Common Stock (and/or options or warrants therefor) issued or issuable to parties as approved by the Board of Directors for any corporate purpose, including, without limitation, for providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, such number of shares being subject to proportional adjustment to reflect subdivisions, combinations and stock dividends affecting the number of outstanding shares of such stock.

                Notwithstanding the foregoing provisions, in the event the Company proposes to issue Voting Securities or Convertible Securities for consideration other than cash, then, in lieu of purchasing a portion of the Voting Securities or Convertible Securities to be issued, the Stockholder shall be entitled to require the Company to issue to such Stockholder at a per share price equal to the Fair Market Value of the additional Voting Securities or Convertible Securities such that immediately after such issuance, such Stockholder's Applicable Percentage equals such Stockholder's Applicable Percentage in effect immediately prior to such issuance (assuming, in the case of Convertible Securities, the conversion, exchange or exercise at such time of all Convertible Securities to be issued in such issuance). For purposes of calculating the Fair Market Value of such additional Voting Securities or Convertible Securities, the term "Triggering Event" shall mean the date of the issuance of such Voting Securities or Convertible Securities for consideration other than cash.

        9.2 ADDITIONAL LIMITATIONS ON PARTICIPATION RIGHTS.

                (a) Notwithstanding the provisions of Section 9.1, (i) if the Company proposes to issue Voting Securities or Convertible Securities pursuant to the first underwritten public offering of the Company subsequent to its initial public offering (the "FIRST FOLLOW-ON OFFERING") and a Stockholder would otherwise be entitled to purchase a portion of such Voting Securities pursuant to the provisions of Section 9.1, and (ii) if, in the opinion of the underwriters of such First Follow-On Offering, the public trading market for the Company's Common Stock would be significantly adversely affected if the Stockholders exercised their participation rights contained in Section 9.1 with respect to an amount of Voting Securities or Convertible Securities such that after exercise of such participation right, the Applicable Percentage of such Stockholder would be in excess of 25% (assuming, in the case of Convertible Securities, the conversion, exchange or exercise at such time of all Convertible Securities), then the Stockholders shall be permitted to exercise their participation rights specified in Section 9.1 in connection with the First Follow-On Offering only to the extent that such Stockholder's Applicable Percentage would not exceed 25% after giving effect to the First Follow-On Offering, or such higher percentage that would not, in the opinion of the underwriters of such First Follow-On Offering, significantly adversely affect such offering.

                (b) In the event that a Stockholder was unable to exercise the participation rights set forth in Section 9.1 to the extent it would have otherwise been able to exercise as a result of the provisions of Section 9.2(a), then in the event the Company proposes to issue Voting Securities or Convertible Securities subsequent to the First Follow-On Offering, such Stockholder shall be entitled to purchase up to that portion of the Voting Securities or Convertible Securities to be issued or to purchase from the Company up to a number of additional Voting Securities or Convertible Securities pursuant to Section 9.1 such that the Applicable Percentage of such Stockholder immediately after such purchase equals no more than such Stockholder's Applicable Percentage (not to exceed such Stockholder's Initial Percentage) immediately prior to the First Follow-On Offering (assuming, in the case of Convertible Securities, the conversion, exchange or exercise at such time of all Convertible Securities).

        9.3 FAILURE TO EXERCISE. In the event that a Stockholder fails to exercise the participation right within such ten (10) day period, then the Company shall have 120 days thereafter to sell the New Securities with respect to which the Stockholder's participation rights hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's notice to the Stockholders. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Stockholders pursuant to this Section 9.

10. SECTION 5.08 OF THE LLC AGREEMENT. Section 5.08 of the LLC's limited liability company agreement, dated as of October 29, 1997 (the "LLC AGREEMENT"), establishes the manner in which the Stockholders, as members of the LLC, will treat contributions to the LLC for U.S. Federal income tax purposes. In order to induce the Stockholders to enter into this Agreement and to consummate the transactions identified herein, the Company agrees that it will not take any action that contradicts or is inconsistent with such agreed treatment of contributions to the LLC for U.S. Federal income tax purposes unless a final determination (which shall include the execution of a Form 870-AD or successor form) requires a different treatment.


11. TERM. This Agreement shall terminate on October 29, 2005.

12. GENERAL PROVISIONS.

        12.1 NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

                (a) if to the Company, at:

                    MarketWatch.com, Inc.
                    825 Battery Street
                    San Francisco, CA 94111
                    Attention: J. Peter Bardwick
                    Facsimile: 415/392-1972

                with a copy to:

                    Fenwick & West LLP
                    Two Palo Alto Square
                    Palo Alto, CA 94306
                    Attention: Mark C. Stevens
                    Facsimile: 650/494-1417

                (b) If to CBS:

                    51 West 52nd Street
                    New York, NY  10019
                    Attention: Fredric G. Reynolds
                               Louis J. Briskman
                    Facsimile: 212/975-9191
                               212/597-4031

                (c) If to DBC:

                    Data Broadcasting Corporation
                    3955 Point Eden Way
                    Hayward, CA 94545
                    Attention: Mark F. Imperiale
                    Facsimile: 510/266-6018

Any party hereto (and such party's permitted assigns) may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or five (5) days after being deposited in the mail in the manner set forth above.

        12.2 ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

        12.3 AMENDMENT OF RIGHTS. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto (and/or any of their permitted successors or assigns).

        12.4 GOVERNING LAW. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

        12.5 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded form this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

        12.6 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        12.7 SUCCESSOR AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

        12.8 CAPTIONS. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

        12.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.10 NO ASSIGNMENT. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto and any attempt to do so will be void.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


DATA BROADCASTING CORPORATION            CBS BROADCASTING INC.



By:                                      By:
   ----------------------------------        -----------------------------------

Name:                                    Name:
     --------------------------------         ----------------------------------

Title:                                   Title:
      -------------------------------          ---------------------------------


MARKETWATCH.COM, INC.                    MARKETWATCH.COM, LLC



By:                                      By:
   ----------------------------------        -----------------------------------

Name:                                    Name:
     --------------------------------         ----------------------------------

Title:                                   Title:
      -------------------------------          ---------------------------------


                   [SIGNATURE PAGE TO STOCKHOLDERS' AGREEMENT]